Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

[●], 2024

SEAC II Corp.

955 Fifth Avenue

New York, New York 10075

Dear Sirs/Mesdames:

Re:	Lionsgate Studios Corp. - Registration Statement on Form S-4

We have acted as Canadian counsel to Lions Gate Entertainment Corp. (“Lionsgate”), a British Columbia company, LG Sirius Holdings ULC (“Studio Holdco”), a British Columbia unlimited liability company and a wholly-owned subsidiary of Lionsgate, and LG Orion Holdings ULC (“StudioCo”), a British Columbia unlimited liability company, in connection with the filing of a Registration Statement on Form S-4 (as amended, the “Registration Statement”) by SEAC II Corp. (“New SEAC”), a Cayman Islands exempted company and a wholly-owned subsidiary of Screaming Eagle Acquisition Corp. (“SEAC”), a Cayman Islands exempted company, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”).

SEAC, New SEAC, Lionsgate, Studio Holdco, StudioCo, SEAC MergerCo, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of New SEAC (“MergerCo”), and 1455941 B.C. Unlimited Liability Company, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of SEAC (“New BC Sub”), entered into a business combination agreement dated December 22, 2023 (the “Business Combination Agreement”) relating to a series of Transactions to occur over consecutive Business Days.

Capitalized terms used herein without express definition have the meanings ascribed to them in the Business Combination Agreement. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

The Registration Statement relates to Transactions that include the issuance by PubCo of certain PubCo Common Shares, including (i) up to 18,172,378 PubCo Common Shares (the “PIPE Shares”) to investors (the “PIPE Investors”) in accordance with the terms of the subscription agreements that SEAC, New SEAC and Lionsgate entered into with the PIPE Investors concurrently with the execution of the Business Combination Agreement (the “Subscription Agreements”) to be issued following the Amalgamations and subject to the satisfaction or waiver of the conditions set forth in section 2 of each Subscription Agreement, (ii) the PubCo Common Shares issued pursuant to the StudioCo Amalgamation (the “Amalgamation Shares”), including up to 250,220,841 PubCo Common Shares issued to Studio Holdco, and (iii) the PubCo Common Shares issuable pursuant to a Sponsor Option Agreement to be entered into by SEAC, New SEAC, and the Sponsor one Business Day prior to the Closing (the “Sponsor Option Shares”).

The Transactions contemplated by the Business Combination Agreement include, among other things:

(i)

one (1) Business Day prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) SEAC, New SEAC, and Sponsor shall enter into the Sponsor Option Agreement and SEAC will issue to the Sponsor 2,200,000 options to purchase one (1) SEAC Class A Ordinary Share of SEAC per option (the “Sponsor Options”), subject to the terms of the Sponsor Option Agreement;

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(ii)

SEAC will merge with and into MergerCo (the “SEAC Merger”) with MergerCo surviving the SEAC Merger as a direct, wholly-owned subsidiary of New SEAC (the resulting entity referred to herein as MergerCo or, where specified, the “SEAC Merger Surviving Company”);

(iii)	SEAC Merger Surviving Company will distribute all of its assets lawfully available for distribution to New SEAC by way of a cash dividend;

(iv)

SEAC Merger Surviving Company will transfer by way of continuation from the Cayman Islands to British Columbia in accordance with the Cayman Islands Companies Act (as revised) (the “Companies Act”) and the Business Corporations Act (British Columbia) (the “BC Act”) and convert to a British Columbia unlimited liability company in accordance with the BC Act (the “MergerCo Domestication and Conversion”);

(v)

New SEAC will transfer by way of continuation from the Cayman Islands (the “New SEAC Domestication”, and together with the MergerCo Domestication and Conversion, the “Domestications”) to British Columbia in accordance with the Companies Act and continue as a British Columbia company in accordance with the applicable provisions of the BC Act;

(vi)

pursuant to an arrangement under Division 5 of Part 9 of the BC Act (the “Arrangement”), on the terms and subject to the conditions set forth in the plan of arrangement in respect of the Arrangement (the “Plan of Arrangement”):

a.

SEAC Merger Surviving Company and New BC Sub will amalgamate (the “MergerCo Amalgamation”) to form one corporate entity (“MergerCo Amalco”), with the attributes and effects set out in the Plan of Arrangement;

b.	New SEAC and MergerCo Amalco will amalgamate (the “SEAC Amalgamation”) to form one corporate entity (“SEAC Amalco”), with the attributes and effects set out in the Plan of Arrangement; and

c.

StudioCo and SEAC Amalco will amalgamate (the “StudioCo Amalgamation” and together with the MergerCo Amalgamation and the SEAC Amalgamation, the “Amalgamations”) to continue as one company (“PubCo”), with the name Lionsgate Studios Corp. and with the attributes and effects set out in the Plan of Arrangement.

(vii)	at the time of the StudioCo Amalgamation:

a.

pursuant to the Plan of Arrangement, each then issued and outstanding SEAC Amalco Class A Common Share will be cancelled and in consideration therefore the holder of each SEAC Amalco Class A Common Share will receive, for each such cancelled SEAC Amalco Class A Common Share, one fully paid and non-assessable PubCo Common Share,

b.

pursuant to the Plan of Arrangement, each then issued and outstanding StudioCo Common Share will be cancelled and in consideration therefore the holder of each StudioCo Common Share will receive, for each such cancelled StudioCo Common Share, a number of PubCo Common Shares equal to the StudioCo Issuance Amount, and,

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c.	the property, rights, and interests of SEAC Amalco shall become the property, rights, and interests of PubCo, and PubCo will be liable for all of the liabilities and obligations of SEAC Amalco, and

(viii)

following the StudioCo Amalgamation, in accordance with the approval and authorization of the PubCo Board by consent resolution (the “PubCo Authorizing Resolution”) and upon the satisfaction or waiver of the conditions set forth in section 2 of each Subscription Agreement, the issuance by PubCo of the PIPE Shares to the PIPE Investors in accordance with the terms of the Subscription Agreements.

Documents Reviewed

As Canadian counsel to StudioCo, Studio Holdco, and Lionsgate, we have participated in the preparation of and examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction as of the date of this opinion, of each of the following (collectively, the “Documents”):

1.	the Business Combination Agreement;

2.	the Plan of Arrangement;

3.	the executed Subscription Agreements;

4.	the form of the Sponsor Option Agreement;

5.	the form of the PubCo Authorizing Resolution approving, among other things, the issuance of the PIPE Shares; and,

6.	the notice of articles and articles of PubCo to be effective upon the StudioCo Amalgamation.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including certificates signed by a senior officer of StudioCo, Studio Holdco, and Lionsgate dated as of the date hereof addressed to our firm, containing certain corporate information of a factual nature and attaching the articles of those corporations and the authorizing resolutions of those corporations regarding the Transactions (each an “Officer’s Certificate”, and together the “Officer’s Certificates”).

Except as otherwise noted herein, we have not conducted or caused to be conducted any searches, enquiries, investigations or reviews relating to any agreement, instrument, judgment, rule, regulation, order, lien or third party interest to which PubCo (or any of its predecessors) will be subject or by which any of its property, assets, undertakings, rights or interests may be bound, or any litigation or governmental or regulatory proceedings commenced, pending or threatened against or affecting PubCo (or any of its predecessors) or any of its future property, assets, undertakings, rights or interests.

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Assumptions and Reliance

In our examinations, we have assumed:

(a)	that all individuals executing the documents we reviewed had the requisite legal capacity;

(b)

the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof and the authenticity of such originals;

(c)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(d)	all facts set forth in the Officer’s Certificate are complete, true and accurate;

(e)

each of the corporate entities which are, or which will be, parties to each of the Documents (other than StudioCo, Studio Holdco, and Lionsgate) is validly incorporated or formed and existing in accordance with the laws under which it is incorporated or formed at the time such entity executes and delivers a Document;

(f)

that, when executed and delivered by the parties thereto and at Closing, each of the Documents is in the form provided to us for our review in connection with this opinion, excepting changes of a typographic nature;

(g)

that each of the Documents has been, or will be prior to Closing, duly authorized and is within the power, capacity and authority of each of the parties thereto (other than StudioCo, Studio Holdco, and Lionsgate);

(h)

that each of the Documents has been, or will be prior to Closing, duly executed and delivered by each of the parties thereto (other than StudioCo, Studio Holdco, and Lionsgate) in accordance with all requirements under the laws of the jurisdiction where such party was formed and in accordance with the provisions of its constitutional and formation documents;

(i)

that each of the Documents constitutes, or will constitute prior to Closing, a legal, valid and binding obligation of the parties thereto, other than the StudioCo, Studio Holdco, and Lionsgate, and is, or will be, enforceable against such parties in accordance with its terms;

(j)

all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been, or will be, obtained prior to the execution and delivery of each of the respective Document;

(k)

the minute books and corporate records of StudioCo made available to us are the original minute books and records of StudioCo and contain all of the articles and constating documents of StudioCo and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors, and there are no changes, alterations, or amendments to the articles and constating documents of StudioCo prior to the effective time of the StudioCo Amalgamation;

(l)

at all material times, no order of a competent regulatory authority will have been issued to cease the trade or distribution of any of the Parties’ securities or that affects any person or company who engages in such a trade and no court judgment, order, decree, injunction, decision or ruling will be in effect which prevents the trade or distribution of any of the Parties’ securities or that affects any person or company who engages in such a trade;

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(m)

that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction;

(n)

the PubCo Authorizing Resolution (i) will be executed and delivered immediately following the StudioCo Amalgamation by all of the directors of PubCo appointed in accordance with the Plan of Arrangement, (ii) is in the form provided to us for review prior to the date of this opinion, (iii) will have an effective date of the Closing Date, and (iv) will be filed in the record books of PubCo on the Closing Date;

(o)

the Sponsor Option Agreement will be executed and delivered one (1) Business Day prior to the Closing Date by all of the parties thereto, and will be a valid and binding obligation of the parties, enforceable against them in accordance with its terms;

(p)	the Sponsor Option Agreement will be, immediately prior to the StudioCo Amalgamation, a valid and binding obligation of SEAC Amalco, enforceable against SEAC Amalco in accordance with its terms;

(q)

all of the conditions to the obligations of the Parties to consummate the Transactions in the Business Combination Agreement, including without limitation Article VII of the Business Combination Agreement, have been met and satisfied, and none of the conditions were waived, even if the Business Combination Agreement entitled a Party to waive a condition;

(r)

that prior to effecting the Domestications: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of SEAC will have approved, among other things, the Business Combination Agreement and the Transactions; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestications, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestications will have been obtained; and

(s)

that prior to the issuance of any PubCo Common Shares: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the Domestications and the other Transactions contemplated by the Business Combination Agreement to be consummated prior to the StudioCo Amalgamation, including the SEAC Pre-Arrangement Steps, will have been completed; and (iii) the Arrangement Effective Time will have occurred.

With respect to our opinions expressed herein, we have relied, as to matter of fact expressed therein, upon the Officer’s Certificates exclusively and without independent investigation; however, we are not aware of any fact or circumstance which would disentitle us to rely on the Officer’s Certificates.

Jurisdiction

The opinions set out herein are limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

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Opinion

Based upon the foregoing and subject to the assumptions, qualifications, and limitations herein contained, we are of the opinion that:

1.	At the effective time of the StudioCo Amalgamation the Amalgamation Shares will be validly issued as fully paid and non-assessable common shares in the capital of the PubCo.

2.

Following the effective time of the StudioCo Amalgamation, when issued in compliance with the PubCo Authorizing Resolution and the terms of the Subscription Agreements, including the receipt by PubCo of any consideration required, the PIPE Shares will be validly issued as fully paid and non-assessable common shares in the capital of PubCo.

3.

Following the effective time of the StudioCo Amalgamation, when issued in compliance with the Sponsor Option Agreement, including receipt by StudioCo of any consideration required to be paid under the Sponsor Option Agreement, the Sponsor Option Shares will be validly issued, fully paid, and non-assessable common shares in the capital of PubCo.

Qualifications

Whenever our opinion refers to securities of PubCo, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to PubCo in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by PubCo therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

Effective Date and Reliance

This opinion is effective as of the date hereof, relates exclusively to the Transactions contemplated in the Business Combination Agreement, the Plan of Arrangement, the Subscription Agreements, and the Sponsor Option Agreement, and may not be relied upon by any other person other than the addressee hereof, or for any other purpose without our express prior written consent.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Dentons Canada LLP